Exhibit 99.1
Ellington Credit Company Reports Third Quarter 2024 Results
OLD GREENWICH, Connecticut—November 12, 2024
Ellington Credit Company (NYSE: EARN) ("we", "us," or "our") today reported financial results for the quarter ended September 30, 2024.
Highlights
•Net income (loss) of $5.4 million, or $0.21 per share.
•Adjusted Distributable Earnings1 of $7.2 million, or $0.28 per share.
•Book value of $6.85 per share as of September 30, 2024, which includes the effects of dividends of $0.24 per share for the quarter.
•Net interest margin2 of 9.65% on credit, 3.52% on Agency, and 5.22% overall.
•CLO portfolio increased to $144.5 million as of September 30, 2024, as compared to $85.1 million as of June 30, 2024.
•Capital allocation3 to corporate CLOs was 58% as of September 30, 2024 as compared to 45% as of June 30, 2024.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 7.54.
•Net mortgage assets-to-equity ratio of 3.0:15 as of September 30, 2024.
•Dividend yield of 14.5% based on the November 8, 2024 closing stock price of $6.62, and monthly dividend of $0.08 per common share declared on November 7, 2024.
•Debt-to-equity ratio of 2.5:1 as of September 30, 2024.
•Cash and cash equivalents of $25.7 million as of September 30, 2024, in addition to other unencumbered assets of $95.8 million.
Third Quarter 2024 Results
"Our results in the third quarter reflect excellent performance from our CLO debt portfolio, where robust loan prepayments continued to trigger deleveraging in our seasoned mezzanine positions, and where low default rates boosted demand for junior mezzanine tranches, which drove yield spreads tighter. We also enhanced returns in this portfolio through opportunistic trading and by driving the liquidation of a CLO where we owned discount mezzanine debt. In our CLO equity portfolio, we had positive performance that was also enhanced by opportunistic trading as well as our completion of two deal refinancings. Finally, we had positive performance from our remaining RMBS investments as well, and our overall annualized economic return for the quarter was 10.8%,” said Laurence Penn, Chief Executive Officer and President.
"As with prior quarters, our ongoing shift to CLOs continued to lower our leverage ratios. The wide net interest margins on our CLOs enabled our adjusted distributable earnings to continue to cover our dividends during the quarter, even as we terminated, in conjunction with selling agency pools, several interest rate swap hedging positions that had been supporting ADE, and even as our leverage declined significantly.
"As we look to the remainder of the year, we currently see better relative value and ample opportunities in CLO equity, where tighter debt spreads are improving economics for both new and existing deals. In addition, continued heavy issuance in the CLO market is creating inefficiencies and relative value opportunities in both the CLO debt and the CLO equity markets. Given our strong systems and deep experience in both primary and secondary markets, EARN is well positioned to capitalize on these inefficiencies."
Strategic Transformation Update
On March 29, 2024, our Board of Trustees approved a strategic transformation of our investment strategy to focus on corporate CLOs, with an emphasis on mezzanine debt and equity tranches. In connection with this transformation, we revoked our
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin of a group of assets represents the weighted average asset yield less the weighted average cost of borrowings secured by those assets (including the effect of net interest income (expense) related to U.S. Treasury securities and actual and accrued payments on interest rate swaps used to hedge such borrowings); net interest margin excludes the effect of the Catch-up Amortization Adjustment.
3 Percentages shown are of net assets, as opposed to gross assets, deployed in each strategy.
4 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
5 We define our net mortgage assets-to-equity ratio as the net aggregate market value of our mortgage-backed securities (including the underlying market values of our long and short TBA positions) divided by total shareholder's equity. As of September 30, 2024 the market value of our mortgage-backed securities and our net long TBA position was $473.5 million and $101.2 million, respectively, and total shareholders' equity was $191.6 million.

election to be taxed as a REIT effective January 1, 2024, rebranded as Ellington Credit Company, and updated our web address to www.ellingtoncredit.com. We continue to be listed on the New York Stock Exchange under our ticker symbol EARN.
In connection with our annual meeting later this year, on August 16, 2024 we filed a definitive proxy statement (as amended, supplemented or otherwise modified from to time, the “Proxy Statement”) that includes proposals on certain matters related to the strategic transformation (the “Conversion Proposals”). On October 1 and October 23, 2024, we filed amendments to the Proxy Statement with supplemental information about the Conversion Proposals. The leading independent proxy advisory firms, ISS and Glass Lewis, along with our Board of Trustees, recommend that EARN’s shareholders vote “FOR” the Conversion Proposals. Subject to such shareholder approval, we intend to convert to a closed-end fund registered under the Investment Company Act of 1940, as amended (the "1940 Act") that would be treated as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended, and complete our transition from an MBS-focused company to a CLO-focused company.
In the meantime, we are operating as a taxable C-Corp and taking advantage of our significant existing net operating loss carryforwards to offset the majority of any U.S. federal taxable income we may generate pending our conversion to a closed-end fund/RIC. During this interim phase, we continue to hold a core portfolio of liquid Agency MBS pools to maintain our exemption from the 1940 Act. Once we convert to a closed-end fund/RIC, we would generally not be subject to corporate tax.
During the third quarter, we increased the size of the CLO portfolio to $144.5 million, from $85.1 million as of the prior quarter end.
Financial Results
The following table summarizes our portfolio of long investments as of September 30, 2024 and June 30, 2024:

	September 30, 2024					June 30, 2024
($ in thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Credit Portfolio:
Dollar Denominated:
CLOs
CLO Notes	$63,090	$52,892	83.84	$52,800	83.69	$46,314	$37,225	80.38	$37,108	80.12
CLO Equity	n/a	66,518	n/a	69,188	n/a	n/a	33,228	n/a	34,779	n/a
Total Dollar Denominated CLOs		119,410		121,988			70,453		71,887
Corporate Debt	1,222	391	32.00	372	30.44	—	—	—	—	—
Corporate Equity	n/a	30	n/a	43	n/a	n/a	32	n/a	43	n/a
Non-Agency RMBS(2)	9,343	9,448	101.12	7,844	83.96	9,461	9,463	100.02	7,943	83.96
Non-Agency IOs	n/a	—	n/a	—	n/a	n/a	8,328	n/a	6,182	n/a
Total Dollar Denominated Credit		129,279		130,247			88,276		86,055
Non-Dollar Denominated:
CLOs:
CLO Notes	17,555	16,818	95.80	16,173	92.13	8,431	7,874	93.39	7,800	92.52
CLO Equity	n/a	8,258	n/a	8,394	n/a	n/a	6,761	n/a	7,056	n/a
Total non-Dollar Denominated CLOs		25,076		24,567			14,635		14,856
Total Credit		154,355		154,814			102,911		100,911
Agency Portfolio:
Dollar Denominated:
Agency RMBS(2)
15-year fixed-rate mortgages	—	—	—	—	—	4,115	4,084	99.25	4,158	101.04
30-year fixed-rate mortgages	461,682	462,112	100.09	454,370	98.42	548,497	526,985	96.08	538,451	98.17
Reverse mortgages	34	34	100.00	37	108.82	34	33	97.06	37	108.82
Total Agency RMBS	461,716	462,146	100.09	454,407	98.42	552,646	531,102	96.10	542,646	98.19
Agency IOs	n/a	1,870	n/a	1,583	n/a	n/a	2,355	n/a	1,985	n/a
Total Agency		464,016		455,990			533,457		544,631
U.S. Treasury securities	425	426	100.24	426	100.24	—	—	—	—	—
Total		$618,797		$611,230			$636,368		$645,542
(1)Expressed as a percentage of current principal balance.
(2)Excludes IOs.
During the third quarter, the size of our CLO holdings increased by 70% to $144.5 million as of September 30, 2024, compared to $85.1 million as of June 30, 2024, as we continued to rotate investment capital into CLOs. As of September 30, 2024, our CLO portfolio consisted of $74.8 million of CLO equity tranches, of which $66.5 million were dollar-denominated and $8.3 million were non-dollar denominated; and $69.7 million of CLO notes, specifically mezzanine debt tranches, of which $52.9 million were dollar-denominated and $16.8 million were non-dollar denominated. We expect our CLO holdings to continue to be a blend of CLO equity and CLO debt investments, with the capital allocations fluctuating over time based on market opportunities. In addition, we intend to continue to invest in both dollar-denominated and non-dollar denominated CLO investments, based on relative value opportunities, but expect the majority of our CLO investments will continue to be dollar-denominated.
Also during the quarter, the size of our Agency RMBS holdings decreased by 13% to $462.1 million as of September 30, 2024, compared to $531.1 million as of June 30, 2024, as we continued to net sell Agency RMBS. Costs to liquidate our Agency RMBS continue to be low. Meanwhile, our aggregate holdings of interest-only securities and non-Agency RMBS decreased by 44% quarter over quarter to $11.3 million.
Our debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 2.5:1 as of September 30, 2024, as compared to 3.7:1 as of June 30, 2024. The decline was driven by higher shareholders' equity and less leverage on our CLO investments, which constituted a significantly larger proportion of our overall portfolio as of September 30, 2024, compared to June 30, 2024. Our net mortgage assets-to-equity ratio also decreased over the same period, to 3.0:1 from 4.0:1, driven by the increase in shareholders' equity and a smaller Agency RMBS portfolio, partially offset by a larger net long TBA position as of September 30, 2024.
During the quarter, we continued to hedge interest rate risk through the use of interest rate swaps and short positions in U.S. Treasury securities and futures. We ended the quarter with a net long TBA position. We also selectively hedge the credit risk of our corporate CLO and non-Agency RMBS investments; as of September 30, 2024, our credit hedge portfolio was relatively small.
In the third quarter, the net interest margin on our credit portfolio was 9.65%, as compared to 13.41% in the second quarter and 9.65% in the first quarter. The higher net interest margin in the second quarter had been the result of accelerated prepayments on the loans underlying several discounted CLO positions, which resulted in high payoff activity and increased asset yields for those CLO positions. Prepayment activity was less significant in the third quarter in our portfolio, which drove asset yields and NIM in the credit portfolio more in line with first quarter results. The net interest margin on our Agency portfolio, on the other hand, increased to 3.52% from 2.85% over the same period, driven by higher asset yields and a lower cost of funds. Our cost of funds and net interest margin continued to benefit from positive carry on our interest rate swaps, where we receive a higher floating rate and pay a lower fixed rate. Our overall net interest margin increased to 5.22% as of September 30, 2024, as compared to 4.24% as of June 30, 2024, which reflected a higher allocation of capital to the credit strategy and the higher NIM on our Agency portfolio.
Despite the increased NIM overall, our adjusted distributable earnings declined primarily due to (i) significantly lower leverage quarter over quarter, and (ii) the termination during the quarter, in conjunction with the sale of Agency pools, of interest rate swap hedging positions that were initiated in lower interest rate environments. Despite the decline, our adjusted distributable earnings continued to exceed our dividends paid in the third quarter.

The following table summarizes our operating results by strategy for the three-month periods ended September 30, 2024 and June 30, 2024:

	Three-Month Period Ended September 30, 2024	Per Share	Three-Month Period Ended June 30, 2024	Per Share
(In thousands, except share amounts and per share amounts)
Credit:
CLOs
Interest income	$4,388	$0.17	$3,519	$0.18
Interest expense	(506)	(0.02)	(350)	(0.02)
Realized gain (loss), net	399	0.02	482	0.02
Unrealized gain (loss), net	(1,187)	(0.05)	(2,644)	(0.13)
Credit hedges and other activities, net(1)	(19)	—	39	—
Total CLO profit (loss)	3,075	0.12	1,046	0.05
Non-Agency RMBS(2)
Interest income	473	0.02	528	0.03
Interest expense	(132)	(0.01)	(278)	(0.01)
Realized gain (loss), net	2,531	0.10	1,424	0.07
Unrealized gain (loss), net	(2,062)	(0.08)	(959)	(0.05)
Interest rate hedges	(33)	—	7	—
Total Non-Agency RMBS profit (loss)	777	0.03	722	0.04
Total Credit profit (loss)	3,852	0.15	1,768	0.09
Agency RMBS(2):
Interest income	6,851	0.27	8,337	0.41
Interest expense	(6,651)	(0.26)	(8,163)	(0.40)
Realized gain (loss), net	(3,730)	(0.15)	(9,851)	(0.48)
Unrealized gain (loss), net	19,199	0.75	4,892	0.24
Interest rate hedges and other activities, net(3)	(11,216)	(0.44)	3,850	0.18
Total Agency RMBS profit (loss)	4,453	0.17	(935)	(0.05)
Total Credit and Agency RMBS profit (loss)	8,305	0.32	833	0.04
Other interest income (expense), net	328	0.01	441	0.02
Income tax (expense) benefit	(463)	(0.02)	75	—
General and administrative expenses	(2,725)	(0.10)	(2,164)	(0.10)
Net income (loss)	$5,445	$0.21	$(815)	$(0.04)
Weighted average shares outstanding	25,591,607		20,354,062
(1)Other activities includes currency hedges as well as net realized and unrealized gains (losses) on foreign currency.
(2)Includes IOs.
(3)Includes U.S. Treasury securities.
CLO Performance
In the third quarter, the U.S. CLO market benefited from strengthening loan fundamentals, robust demand for leveraged loans, and the anticipation of an interest rate cutting cycle. The trailing-twelve-month default rate for the Morningstar LSTA U.S. Leveraged Loan Index declined to 78 basis points in August, its lowest level since December 2022, and finished the quarter at just 80 basis points; meanwhile, prepayment rates continued to increase during the quarter. Tightening credit spreads and lower interest rates supported strong corporate loan issuance during the quarter. However, net CLO issuance in the U.S. was negative overall for the quarter as a result of the combined impact of elevated refinancing and reset volumes and many seasoned CLOs being called. Similarly in Europe, the default rate for the Morningstar LSTA EU Leveraged Loan Index also declined to 78 basis points in August, its lowest level since May 2023, and finished the quarter at just 79 basis points. However, in contrast with U.S leveraged loans, prepayment rates on the Morningstar LSTA EU Leveraged Loan Index decreased slightly quarter over quarter.
In the U.S., the declining default rates contributed to higher demand for CLO debt and equity, and along with the negative net issuance, drove CLO mezzanine spreads generally tighter during the quarter. In addition, high prepayment rates continued to drive deleveraging in seasoned CLOs. On the other hand, with investors wary of lower-quality loan portfolios, debt spreads widened for certain CLOs with greater exposure to such assets. In Europe, elevated demand and lower default rates also drove

CLO mezzanine spreads tighter; however, with prepayment rates on European leveraged loans declining, seasoned European CLO mezzanine tranches experienced less deal deleveraging relative to U.S. CLOs.
Similar to the prior quarter, performance for U.S. CLO equity was mixed during the third quarter. On the one hand, tightening debt spreads allowed some deals to refinance their debt or reset their debt (which also included extensions of reinvestment periods), which drove strong returns for CLO equity in deals with better-performing portfolios and higher debt costs. However, higher prepayment speeds in the loan market led to both price declines for loans trading above par and compression in loan floating rate spreads, as large volumes of loans trading at premiums to par were refinanced at par and replaced with lower-spread loans; these effects triggered mark-to-market losses in some CLO equity profiles as both their interest payments (due to lower excess interest in the CLO) and underlying asset values declined in tandem. We saw a similar dynamic in Europe, although with slower prepayment speeds, the negative impact of the prepayment of premium loans was less pronounced.
Our CLO strategy had strong results for the quarter, led by higher net interest income quarter over quarter and net gains in our U.S. and European CLO debt portfolios, supported by both opportunistic sales and tighter credit spreads on held positions. We also benefited from positive performance from our U.S. and European CLO equity portfolios, where net interest income exceeded net realized and unrealized losses.
Non-Agency Performance
Our non-Agency RMBS portfolio and interest-only securities generated positive results for the quarter, driven by net interest income and net gains associated with several profitable sales.
Agency Performance
In the third quarter, interest rates fell, the yield curve steepened, and Agency MBS yield spreads tightened as the market anticipated the beginning of the Federal Reserve's interest rate cutting cycle. In September the Federal Reserve reduced the target range for the federal funds rate by 50 basis points and also released updated economic projections that implied another 50 basis points of interest rate cuts later in 2024. Overall for the third quarter, the U.S. Agency MBS Index generated an excess return of 0.76%. Against this backdrop, EARN's remaining Agency portfolio generated positive results for the quarter, as net gains on our Agency RMBS exceeded net losses on our interest rate hedges, which were driven by declining interest rates.
Average pay-ups on our specified pool portfolio decreased to 0.25% as of September 30, 2024, as compared to 0.63% as of June 30, 2024.
General and Administrative Expenses
General and administrative expenses were higher quarter over quarter due to expenses incurred related to the strategic transformation. Management fees were also higher quarter over quarter, driven by higher shareholders' equity at quarter end.
About Ellington Credit Company
Ellington Credit Company (the "Company"), formerly known as Ellington Residential Mortgage REIT, was initially formed as a real estate investment trust ("REIT") that invested primarily in residential mortgage-backed securities ("MBS"). On March 29, 2024, the Company's Board of Trustees approved a strategic transformation of the Company's investment strategy to focus on corporate CLOs, with an emphasis on mezzanine debt and equity tranches. In connection with this transformation, the Company revoked its election to be taxed as a REIT effective January 1, 2024, and rebranded as Ellington Credit Company. Later in 2024, the Company intends, subject to shareholder approval of certain matters, to convert to a closed-end fund and complete its transition from an MBS-focused company to a CLO-focused company.
Conference Call
We will host a conference call at 1:00 p.m. Eastern Time on Wednesday, November 13, 2024 to discuss our financial results for the quarter ended September 30, 2024. To participate in the event by telephone, please dial (800) 225-9448 at least 10 minutes prior to the start time and reference the conference ID: EARNQ324. International callers should dial (203) 518-9708 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Investors" section of our web site at www.ellingtoncredit.com. To listen to the live webcast, please visit www.ellingtoncredit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.ellingtoncredit.com under "For Investors—Presentations."
A dial-in replay of the conference call will be available on Wednesday, November 13, 2024, at approximately 4:00 p.m. Eastern Time through Wednesday, November 20, 2024 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 925-9941. International callers should dial (402) 220-5395. A replay of the conference call will also be archived on our web site at www.ellingtoncredit.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements or from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, our ability to pivot our investment strategy to focus on CLOs, a deterioration in the CLO market, our ability to utilize our NOLs, our ability to convert to a closed end fund/RIC, including our ability to obtain shareholder approval of certain matters related to such conversion, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940, and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K, which can be accessed through the link to our SEC filings under "For Investors" on our website (at www.ellingtoncredit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K, and 8-K. New risks and uncertainties emerge from time to time, and it is not possible for us to predict or assess the impact of every factor that may cause our actual results to differ from those contained in any forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
This press release is not an offer to sell any securities and is not soliciting an offer to buy any securities. The information contained in this press release does not constitute or form part of any offer for sale or subscription of or solicitation or invitation of any offer to buy or subscribe for any securities, nor shall it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever.
In addition, this press release is not a solicitation of votes or proxies. Any such solicitation will only be made pursuant to a proxy statement or other appropriate proxy materials filed with the SEC and labeled as such.

ELLINGTON CREDIT COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2024	June 30, 2024	September 30, 2024
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$12,504	$14,132	$37,014
Interest expense	(7,752)	(10,235)	(28,087)
Total net interest income (expense)	4,752	3,897	8,927
EXPENSES
Management fees to affiliate	721	550	1,809
Professional fees	661	690	1,691
Compensation expense	501	431	1,200
Insurance expense	93	93	279
Other operating expenses	749	400	1,536
Total expenses	2,725	2,164	6,515
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(1,377)	(7,985)	(19,186)
Net realized gains (losses) on financial derivatives	23,885	6,565	33,910
Change in net unrealized gains (losses) on securities	16,057	1,180	18,997
Change in net unrealized gains (losses) on financial derivatives	(35,274)	(2,367)	(27,425)
Other, net	590	(16)	574
Total other income (loss)	3,881	(2,623)	6,870
Net income (loss) before income taxes	5,908	(890)	9,282
Income tax expense (benefit)	463	(75)	691
NET INCOME (LOSS)	$5,445	$(815)	$8,591
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.21	$(0.04)	$0.39
WEIGHTED AVERAGE SHARES OUTSTANDING	25,591,607	20,354,062	21,845,083
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.24	$0.72

ELLINGTON CREDIT COMPANY
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2024	June 30, 2024	December 31, 2023(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$25,747	$118,763	$38,533
Securities, at fair value	618,797	636,368	773,548
Due from brokers	9,341	4,892	3,245
Financial derivatives–assets, at fair value	48,010	80,834	74,279
Reverse repurchase agreements	109	16,405	—
Receivable for securities sold	45,915	71,673	51,132
Interest receivable	4,132	3,983	4,522
Other assets	252	539	431
Total Assets	$752,303	$933,457	$945,690
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$486,921	$578,503	$729,543
Payable for securities purchased	34,469	33,866	12,139
Due to brokers	21,832	146,010	54,476
Financial derivatives–liabilities, at fair value	9,856	6,720	7,329
U.S. Treasury securities sold short, at fair value	109	16,199	—
Dividend payable	2,237	1,691	1,488
Accrued expenses and other liabilities	2,561	1,688	1,153
Management fee payable to affiliate	721	550	513
Interest payable	1,968	2,101	2,811
Total Liabilities	560,674	787,328	809,452
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (27,968,145, 21,134,976 and 18,601,464 shares issued and outstanding, respectively)(2)	280	211	186
Additional paid-in-capital	337,523	291,114	274,698
Accumulated deficit	(146,174)	(145,196)	(138,646)
Total Shareholders' Equity	191,629	146,129	136,238
Total Liabilities and Shareholders' Equity	$752,303	$933,457	$945,690
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$6.85	$6.91	$7.32
(1)Derived from audited financial statements as of December 31, 2023.
(2)Common shares issued and outstanding at September 30, 2024, includes 6,775,281 common shares issued under our at-the market common share offering program and 57,888 of restricted common shares issued under our 2023 Equity Incentive Plan during the third quarter.

Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
We calculate Adjusted Distributable Earnings as net income (loss) adjusted for: (i) net realized and change in net unrealized gains and (losses) on securities, financial derivatives, and foreign currency transactions; (ii) net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps; (iii) other income or loss items that are of a non-recurring nature, if any (iv) Catch-up Amortization Adjustment (as defined below); and (v) provision for income taxes. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided by our portfolio, after the effects of financial leverage; and (iii), we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our peers. Our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
In setting our dividends, our Board of Trustees considers our earnings, liquidity, financial condition, distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the three-month periods ended September 30, 2024 and June 30, 2024, our Adjusted Distributable Earnings to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	September 30, 2024	June 30, 2024
Net Income (Loss)	$5,445	$(815)
Income tax expense (benefit)	463	(75)
Net Income (Loss) before income taxes	5,908	(890)
Adjustments:
Net realized (gains) losses on securities	1,377	7,985
Change in net unrealized (gains) losses on securities	(16,057)	(1,180)
Net realized (gains) losses on financial derivatives	(23,885)	(6,565)
Change in net unrealized (gains) losses on financial derivatives	35,274	2,367
Net realized gains (losses) on periodic settlements of interest rate swaps	6,969	9,524
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(2,278)	(4,211)
Strategic Transformation costs and other adjustments(1)	106	464
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	(173)	(221)
Subtotal	1,333	8,163
Adjusted Distributable Earnings	$7,241	$7,273
Weighted Average Shares Outstanding	25,591,607	20,354,062
Adjusted Distributable Earnings Per Share	$0.28	$0.36
(1)For the three-month period ended September 30, 2024, includes $0.7 million of expenses incurred primarily in connection with our strategic transformation and $(0.6) million of net realized and unrealized (gains) losses on foreign currency translation, which is included in Other, net on the Consolidated Statement of Operations. For the three-month period ended June 30, 2024, includes $0.5 million of expenses incurred in connection with our strategic transformation.